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                                                                      EXHIBIT 12

                       Williams Holdings of Delaware, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)


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
                                                                Three months ended
                                                                  March 31, 1998
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
Earnings:
   Income before extraordinary loss and income taxes                 $ 17.3
   Add:
      Interest expense - net                                           26.9
      Rental expense representative of interest factor                  5.5
      Minority interest in income of consolidated subsidiaries          2.3
      Other                                                            (1.3)
                                                                     ------

         Total earnings as adjusted plus fixed charges               $ 50.7
                                                                     ======

Fixed charges:
   Interest expense - net                                            $ 26.9
   Capitalized interest                                                 7.4
   Rental expense representative of interest factor                     5.5
                                                                     ------

         Total fixed charges                                         $ 39.8
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Ratio of earnings to fixed charges                                     1.27
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